UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 13, 2005

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

19700 Fairchild Road, Suite 350, Irvine, California 92612
(Address of principal executive offices)

(949) 955-0078
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 13, 2005, the Board of Directors of DynTek, Inc. (the “Company”) approved, and the Company entered into, an Employment Agreement with Casper Zublin, Jr. (the “Zublin Employment Agreement”), in connection with Mr. Zublin’s appointment as the Company’s Chief Executive Officer.  The Zublin Employment Agreement supercedes the Employment Agreement entered into by and between the Company and Mr. Zublin dated October 15, 2004 (the “Prior Zublin Agreement”), the term of which expired on June 30, 2005.  The Zublin Employment Agreement, which will be effective starting August 1, 2005, has an initial term of one (1) year, which term is automatically renewed for successive additional 1-year periods.  Pursuant to the Zublin Employment Agreement, Mr. Zublin is entitled to receive a base salary of $250,000, an annual bonus which is based upon the achievement of criteria and in amounts pursuant to a bonus plan to be established by the Compensation Committee, an option to purchase 1,000,000 shares of Company common stock at $0.30 per share, vesting over two (2) years in equal monthly installments, and participation in all Company-sponsored benefit plans.  In the event that Mr. Zublin’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable.  If Mr. Zublin’s employment is terminated by the Company within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Zublin will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of twenty-four (24) months and all options granted to Mr. Zublin shall vest and become immediately exercisable.

On July 13, 2005, the Board of Directors of the Company approved, and the Company entered into, an Employment Agreement with Robert I. Webber (the “Webber Employment Agreement,” and together with the Zublin Employment Agreement, the “Employment Agreements”), in connection with Mr. Webber’s appointment as President and continued employment as Chief Financial Officer of the Company.  The Webber Employment Agreement supersedes the Employment Agreement entered into by and between the Company and Mr. Webber dated August 1, 2004 (the “Prior Webber Agreement”), the term of which will expire on July 31, 2005.  The Webber Employment Agreement, which will be effective starting August 1, 2005, has an initial term of one (1) year, which term is automatically renewed for successive additional 1-year periods.  Pursuant to the Webber Employment Agreement, Mr. Webber is entitled to receive a base salary of $250,000, an annual bonus which is based upon the achievement of criteria and in amounts pursuant to a bonus plan to be established by the Compensation Committee, an option to purchase 1,000,000 shares of Company common stock at $0.30 cents per share, vesting over two (2) years in equal monthly installments, and participation in all Company-sponsored benefits plans.  In the event that Mr. Webber’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable.  If Mr. Webber’s employment is terminated by the Company within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Webber will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of twenty-four (24) months and all options granted to Mr. Webber shall vest and become immediately exercisable.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to such Agreements, which are filed hereto as Exhibits 10.1 and 10.2, respectively.  The form of stock option agreement for the Company’s 2005 Stock Incentive Plan, pursuant to which the aforementioned options are granted, is filed hereto as Exhibit 10.3.

Item 2.02                                             Results of Operations and Financial Condition.

On July 13, 2005, the Company issued a press release to report its preliminary, unaudited revenue results for its fourth quarter and fiscal year ended June 30, 2005.  The press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2005, Dr. Michael W. Grieves resigned as a member of the Company’s Board of Directors.  A copy of the Company’s press release announcing Dr. Grieves’ resignation is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits.

10.1                           Employment Agreement by and between DynTek, Inc. and Casper Zublin, Jr.

10.2                           Employment Agreement by and between DynTek, Inc. and Robert I. Webber.

10.3                           Form of Stock Option Agreement.

99.1                           Press release issued by DynTek, Inc. on July 13, 2005.

99.2                           Press release issued by DynTek, Inc. on July 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: July 19, 2005	By:	/s/ Robert I. Webber
Robert I. Webber
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between DynTek, Inc. and Casper Zublin, Jr.

10.2	Employment Agreement by and between DynTek, Inc. and Robert I. Webber.

10.3	Form of Stock Option Agreement.

99.1	Press release issued by DynTek, Inc. on July 13, 2005.

99.2	Press release issued by DynTek, Inc. on July 15, 2005.